UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 13, 2019

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	NKTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On November 13, 2019, Nektar Therapeutics (the “Company”) and Stephen Doberstein, Ph.D. entered into a Transition, Separation and General Release Agreement (the “Transition Agreement”) in connection with Dr. Doberstein stepping down from the role of Senior Vice President, Research & Development and Chief Research & Development Officer on October 1, 2019 and continuing as the Company’s Chief Scientific Fellow and lead scientific advisor for a period to be determined according to the terms of the Transition Agreement, but at least through March 6, 2020. For transition services (hereinafter, the “Transition Services”) agreed upon under the Transition Agreement, the Company will provide Dr. Doberstein with the following consideration:

●	the Company will continue to pay Dr. Doberstein’s current base salary for the term of the Transition Services and up to 50% of his target annual bonus, subject to certain contingencies, in accordance with the usual payroll practices of the Company and subject to the same rights, benefits, equity, salary, and vesting of equity awards, under any employee benefit or compensation plan or program sponsored by Company or any of its parent, subsidiary or affiliated entities that Dr. Doberstein was previously entitled to as the Company’s Senior Vice President, Research & Development and Chief Research & Development Officer, provided that Dr. Doberstein if not entitled to any further equity awards as part of the 2019 performance review process, and provided further that all prior restricted stock units granted to Dr. Doberstein and subject to vesting on November 15, 2019 and February 15, 2020 shall not vest until March 6, 2020; and

●	on the date that the term of the Transition Services under the Transition Agreement expires, Dr. Doberstein will be entitled to receive a bonus of $150,000, not grossed up and less all applicable withholdings and standard deductions.

Subject to the terms of the Transition Agreement and the delivery of a supplemental release agreement, the Company will also provide Dr. Doberstein certain severance benefits up to $926,100, less all applicable withholdings and standard deductions, upon the termination of the Transition Services.

Pursuant to the Transition Agreement, following separation from the Company as Chief Scientific Fellow, Dr. Doberstein will continue to provide consulting services to the Company through the end of March 31, 2021 (the “Consulting Services Term”) at the rate of $2,000 for an estimated four hours of consulting services a month, and reimbursement of reasonable out-of-pocket travel costs and other expenses approved in advance in writing.

During the Consulting Services Term, none of the unvested equity awards held by Dr. Doberstein shall continue to vest. In accordance with the terms of the Company’s equity incentive plans, all options granted to Dr. Doberstein to the extent outstanding and vested as of date of the termination of Transition Services, shall remain exercisable during the Consulting Service Term and for an additional three months thereafter if not earlier expired or otherwise terminated.

The Transition Agreement also contains standard terms and conditions for arrangements of this type, including a release of claims provision.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions and agreements contained in the Transition Agreement, and is subject to and qualified in its entirety by reference to the complete text of the Transition Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2019.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Mark A. Wilson
Mark A. Wilson
General Counsel and Secretary

Date:	November 19, 2019

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